EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2000 Employee Stock Purchase Plan of Isis Pharmaceuticals, Inc. of our reports dated March 3, 2005, with respect to the consolidated financial statements of Isis Pharmaceuticals, Inc., Isis Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Isis Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/	ERNST & YOUNG LLP

San Diego, California
June 14, 2005